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                                                                    EXHIBIT 11.1


                          GLOBAL ELECTION SYSTEMS INC.
                         Computation of Per-Share Income
                              Treasury Stock Method

                                                     Period Ended      Period Ended
                                                     June 30, 2000     June 30, 1999

                                                     Twelve Months     Twelve Months
Weighted average number of share outstanding           18,550,521       18,483,264

Total common and common equivalent shares              20,017,188       20,123,699

Net Income for the period                             $ 1,107,419      $   716,045

Weighted average number of share outstanding           18,550,521       18,483,264

Earnings per share - basic                            $      0.06      $      0.04

Net Income for the period                             $ 1,107,419      $   716,045

Total common and common equivalent shares              20,017,521       20,123,699

Earnings per share - fully diluted                    $      0.06      $      0.04

Earnings per share:

Basic earnings per share is computed by dividing the net income for the period by the weighted average number of common shares outstanding for the period.

Fully diluted earnings per share is computed by dividing the net income for the period by the common and common equivalent shares outstanding for the period.